Exhibit 99.1

BUSINESS UPDATE

**For Immediate Release**

Multilink Technology Corporation Reports

First Quarter 2003 Results

Somerset, New Jersey U.S.A. – May 13, 2003 – Multilink Technology Corporation (Nasdaq: MLTC) today reported results for the first quarter ended March 31, 2003. Total revenues for the first quarter of 2003 were $1.0 million, compared with $1.4 million for the fourth quarter of 2002 and $10.1 million in the first quarter of 2002. Gross margins for the first quarter of 2003 were (19.3%), compared with 9.0% in the fourth quarter of 2002 and gross margins of 40.5% in the first quarter of 2002. The net loss for the first quarter of 2003 was $12.2 million, or diluted EPS ($1.62), compared with a net loss of $12.5 million, or diluted EPS ($1.68), in the fourth quarter of 2002 and a net loss of $10.5 million, or diluted EPS ($1.48), in the first quarter of 2002.

“Although our revenues remain depressed, we are making significant progress at lowering operating expenses while investing in products we believe will expand our total addressable market and provide revenue growth opportunities,” stated Dr. Richard Nottenburg, Multilink’s Chairman, President and Chief Executive Officer. “We are implementing these actions with the intent of reaching profitability by the end of 2004.”

Business Update

Multilink’s top three customers for the three months ended March 31, 2003 were Lucent, ADVA and Cisco, representing 36%, 9% and 8% of total revenues, respectively. During the three months ended March 31, 2003, Multilink derived 67% of total revenues from communications equipment manufacturers in North America compared with 86% during the comparable period in 2002. We expect international revenues to continue to account for a significant percentage of total revenues.

Total operating expenses for the three months ended March 31, 2003 were $12.1 million, compared with $13.3 million for the previous quarter. The decrease in total operating expenses is primarily due to a reduction in R&D expenses as Multilink continues to implement its realignment plan and additional cost saving programs.

Multilink had $39.0 million in cash, restricted cash and short-term investments on March 31, 2003. Cash used in operating activities was $10.2 million during the three months ended March 31, 2003, compared with $13.9 million during the previous quarter. The reduction was due primarily to a reduction in operating expenses. Cash used in financing activities was $1.4 million for the three months ended March 31, 2003. Cash used in financing activities increased compared with the previous quarter due to a decrease in stock option exercises during the first quarter of 2003, an increase in debt payments due to software and equipment financings that were entered into during the first half of 2002, and a decrease in the restricted cash balance required as a result of the terms of a credit facility entered in 2002. As of March 31, 2003, cash equivalents of $2.7 million were considered restricted and are held as collateral pursuant to the amended credit facility.

Days Sales Outstanding for the first quarter was 41 days, compared with 60 days for the fourth quarter of 2002. Inventory turns increased to 1.9 during the first quarter from 1.4 turns during the previous quarter. Multilink employed 157 people as of March 31, 2003, compared with 187 people on December 31, 2002.

Corporate Realignment Update

Based upon headcount reductions associated with our realignment plan, attrition in the normal course of business and expected headcount reductions as a result of our continuing efforts to reduce expenses across all functions, Multilink anticipates that its worldwide headcount will decrease to less than 100 people by June 30, 2003. Generally, as attrition and reductions occur, Multilink is allocating current resources to fill the vacancies. Multilink estimated that the total cash cost of the realignment plan is approximately $4.9 million and that the plan, combined with our other cost saving initiatives, will contribute approximately $35.0 million of annual cash savings. The estimated remaining cash outflows related to the plan are expected to be $1.6 million for the remainder of 2003, less than $0.6 million in 2004 and $0.7 million thereafter. The estimated cash outflow and annual cash savings related to the plan will, however, be negatively impacted if it takes longer than anticipated to sublease certain closed facilities or if planned terminations are delayed.

Pro Forma Results

Pro forma operating results exclude certain items reported under generally accepted accounting principles (GAAP), including deferred stock compensation, a corporate realignment charge and an impairment charge against an investment. Pro forma results also exclude the positive impact on gross margins from the sale of inventory written down to its net realizable value. A detailed reconciliation of GAAP to pro forma results is provided later in this release.

Pro forma gross margins for the first quarter of 2003 were (14.3%), compared with 47.2% in the fourth quarter of 2002 and gross margins of 40.9% in the first quarter of 2002. Pro forma net loss attributable to common shareholders for the first quarter of 2003 was $10.9 million, or diluted EPS ($1.45), compared with a net loss attributable to common shareholders of $11.5 million, or diluted EPS ($1.55), in the fourth quarter of 2002 and a net loss attributable to common shareholders of $9.1 million, or diluted EPS ($1.28), in the first quarter of 2002.

Recent Product Introductions

Date	Product	Function / Description

March 12, 2003	Transceiver for 10G Ethernet or Fibre Channel MTC1135 PHYreSTORM™

The PHYreSTORM™ family of Ethernet and Fibre Channel devices provides new levels of port density and power efficiency to the Ethernet and Fibre Channel switch market. The enhanced capabilities of these devices speed time-to-market and service deployment for Ethernet and Fibre Channel applications. PHYreSTORM™ SerDes technology enables Multilink’s Varakai™ family of Ethernet and SAN aggregation devices to provide new levels of port density, power efficiency, and packet preprocessing for the Ethernet switch and telecom transport markets.

March 4, 2003	16 X GbE and/or 1 X 10GbE Grooming Aggregator MTC6310

The Varakai™ family of Ethernet and Storage Area Networking aggregation devices provides new levels of port density, power efficiency, and packet preprocessing to the L3 to L7 Ethernet Switch and telecom transport markets. The enhanced capabilities of these devices speed up time-to-market and service deployment for Ethernet applications. Varakai™, along with Multilink’s Intelligent Edge™, unites the flexibility of datacom with the resiliency of SONET/SDH. Service providers are looking for advanced solutions that provide immediate return on investment and create new and much needed data services. SONET/SDH equipment will have more datacom capabilities, including Layer 2 and Layer 3 intelligence and data-oriented client over-subscription, while the datacom equipment will find ways to better utilize the existing SONET/SDH rings.

12 Port GbE Grooming Ethernet Aggregator MTC6512

16 Port GbE Grooming Ethernet Aggregator MTC6516

1 X 10GbE IEEE Compliant MAC MTC6710

Financial Guidance

Multilink expects pro forma operating expenses to decline to approximately $9.1 million for the second quarter of 2003. R&D expenses are expected to be $5.9 million along with Sales and

Marketing expenses of $1.7 million and G&A expenses of $1.5 million. The reductions in operating expenses reflect the full impact of previous headcount reductions and continued cost structure rationalization. Pro forma net losses during the second quarter are expected to be within the range of $8.0 and $10.0 million.

Recent Executive Personnel Update

Effective May 9, 2003, Mr. Richard Mannherz, previously Vice President of Worldwide Sales, was no longer with the Company. Subsequent to Mr. Mannherz’s departure, Mr. Steven Vandris, currently Vice President of Product Marketing for Multilink, will assume all of Mr. Mannherz’s previous responsibilities in addition to his current responsibilities.

Earnings Conference Call

Multilink will not conduct a conference call to discuss results related to the first quarter ending March 31, 2003 and financial guidance. The press release will be available on the Internet at http://www.mltc.com by selecting Investor Relations and the link to ‘Financial News Releases’.

About Multilink:

Multilink Technology Corporation designs, develops and markets advanced-mixed-signal integrated circuits and VLSI products that enable the next generation of high-speed optical networking systems. By providing our customers with sophisticated products developed by utilizing our systems level expertise and a high level of component integration, we facilitate our customers’ ability to meet their time-to-market requirements. Our products span the markets from Ethernet and Storage Access to Long Haul optical transport equipment with a focus on the fastest commercially available speeds from 1 Gb/s to 10 Gb/s. Multilink is headquartered in Somerset, New Jersey with additional offices located throughout North America, Asia and Europe.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry, and reflect management’s beliefs and certain assumptions made by us based upon information available to us at this time. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference for Multilink include, but are not limited to, general economic conditions and specific conditions in the markets we address, including the recent significant economic slowdown in the technology sector and semiconductor industry; the timing, rescheduling or cancellation of significant customer orders; the loss of a key customer; our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner; the timing of customer-industry qualification and certification of our products and the risks of non-qualification or non-certification; the rate at which our present and future customers and end-users adopt Multilink’s technologies and products in our target markets; delays in the adoption and acceptance of industry standards in those markets; the qualification, availability and pricing of competing products and technologies and the resulting effects on revenues and pricing of our products; our ability to retain and hire key executives, technical personnel and other employees in the numbers, with the capabilities, and at the compensation levels needed to implement our business and product plans; our ability to protect our intellectual property; the availability and pricing of foundry and assembly capacity and raw materials; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the risks of producing products with new suppliers and at new fabrication and assembly facilities; the effects of new and emerging technologies; the risks and uncertainties associated with our international operations; changes in our product or customer mix; the quality of our products and any remediation costs; the level of orders received that can be shipped in a fiscal quarter; and other factors.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

- Tables Follow -

Multilink Technology Corporation

Consolidated Statement of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Total revenues	$959	$10,091
Cost of revenues, excluding deferred stock compensation	1,096	5,445
Deferred stock compensation	48	564

Total cost of revenues	1,144	6,009

Gross profit (loss)	(185)	4,082

Operating expenses:
Research and development, excluding deferred stock compensation	7,339	12,789
Sales and marketing, excluding deferred stock compensation	1,839	3,932
General and administrative, excluding deferred stock compensation	1,689	2,398
Deferred stock compensation	701	2,213
Investment impairments and related charges	343	—
Corporate realignment	189	—

Total operating expenses	12,100	21,332

Operating loss	(12,285)	(17,250)

Other income and expenses, net	104	391

Loss before provision (benefit) for income taxes	(12,181)	(16,859)
Provision (benefit) for income taxes	14	(6,368)

Net loss	$(12,195)	$(10,491)

Net loss per common share, basic and diluted	$(1.62)	$(1.48)

Weighted average shares, basic and diluted	7,512	7,070

Multilink Technology Corporation

Reconciliation of Pro Forma Net Loss and Loss Per Share

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Net loss	$(12,195)	$(10,491)

Deferred stock compensation	749	2,777
Positive gross margin impact related to inventories written down	0	(520)
Corporate realignment charge	189	0
Investment impairments and related charges	343	0
Aggregate pro forma tax adjustment	0	(848)

Pro forma net loss	$(10,914)	$(9,082)
Net loss per common share
Basic and diluted	$(1.62)	$(1.48)

Pro forma net loss per common share:
Basic and diluted	$(1.45)	$(1.28)

Weighted average shares:
Basic and diluted	7,512	7,070

Multilink Technology Corporation

Select Balance Sheet Data

March 31, 2003 and December 31, 2002

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
Cash and short term investments	$36,237	$47,642
Restricted cash	1,307	1,307
Accounts receivable	432	960
Inventories	2,397	2,189
Total current assets	$41,743	$54,811
Property and equipment, net	17,518	19,972
Other assets (including restricted cash of $1,416 and $1,743 at 3/31/03 and 12/31/02, respectively)	2,253	3,070
Total assets	$61,514	$77,853
Accounts payable	$4,009	$4,522
Total current liabilities	$20,466	$24,643
Long term obligations, net of current	3,513	4,289
Total shareholders’ equity	$37,535	$48,921
Total liabilities and shareholders’ equity	$61,514	$77,853
A/R days (DSO)	41	60
Inventory days (DOS)	197	261

For more information, please contact:

Richard Sawchak, Director of Investor and Public Relations

Multilink Technology Corporation

300 Atrium Drive, Second Floor

Somerset, New Jersey 08873-4105

Tel: (732) 537-3776

Fax: (732) 537-3781

Email: rsawchak@mltc.com